ANNEX A
Filed Pursuant to Rule 433
Registration Statement No. 333-136681
September 14, 2006
PRICING TERM SHEET (REVISED)
Issuer: International Lease Finance Corporation
Issue of Securities: Medium Term Notes, Series R
Principal Amount: $850,000,000
Coupon: 5.625%
Interest Payment Dates: Semi-annually on the 20th of
March and 20th of September, commencing on March 20, 2007
Maturity: September 20, 2013
Initial Price to Public: $99.697
Optional Redemption: N/A
Minimum Denomination: Minimum denominations of $1,000
in multiples of $1,000
Settlement Date: September 19, 2006
CUSIP: 45974VA81
Underwriters:
Deutsche Bank Securities Inc. (30%) $255,000,000
HSBC Securities (USA) Inc. (30%) $255,000,000
Lehman Brothers Inc. (30%) $255,000,000
Mitsubishi UFJ Securities International plc (2.5%) $21,250,000 Daiwa Securities America Inc. (2.5%) $21,250,000
Santander Investment Securities Inc. (2.5%) $21,250,000
Scotia Capital (USA) Inc. (2.5%) $21,250,000
The issuer has filed a registration statement (including a prospectus)with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the documents incorporated by reference therein and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Lehman Brothers toll-free at 1-888-603-5847.